Exhibit 10.11

Execution Draft

INTERIM SERVICING AGREEMENT

between

WELLS FARGO BANK, N.A.

as

Servicer

and

COMMERCIAL FEDERAL BANK

as

Interim Servicer

dated as of March 31, 2005

i

ii

INTERIM SERVICING AGREEMENT

THIS INTERIM SERVICING AGREEMENT (this “Agreement”), dated as of the 31st day of March, 2005, is made by and between Wells Fargo Bank, N.A., a national banking association (“Servicer”) and Commercial Federal Bank, a federal savings bank (“Interim Servicer”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of a certain Servicing Rights Purchase and Sale Agreement dated as of March 31, 2005 (the “Purchase Agreement”) by and between Servicer and Interim Servicer, Interim Servicer has agreed to sell, transfer and assign to Servicer, and Servicer has agreed to acquire and assume from Interim Servicer, the right to service certain residential mortgage loans identified therein;

WHEREAS, Servicer desires to have Interim Servicer service the Mortgage Loans as defined in the Purchase Agreement) on behalf of Servicer from the Sale Date (as defined in the Purchase Agreement) to the applicable Transfer Date (as defined in the Purchase Agreement), and Interim Servicer desires to assume such interim servicing responsibilities; and

WHEREAS, Servicer and Interim Servicer have agreed upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

INCORPORATION OF RECITALS; DEFINITIONS

Section 1.1 Incorporation of Recitals.

The recitals set forth above are incorporated herein by reference.

Section 1.2 Definitions.

As used in this Agreement, the following terms shall have the meanings specified below. Capitalized words not otherwise defined herein shall have the meanings specified in the Purchase Agreement.

Advances shall mean amounts required or authorized pursuant to Applicable Requirements to be advanced by the servicer in connection with a Mortgage Loan to fund any of the following, together with all rights of reimbursement from Mortgagors, Insurers, Investors or otherwise: (a) payments of principal and/or interest due to or guaranteed by Investors notwithstanding shortfalls in collections from Mortgagors; (b) PMI Policy premiums, ground rents, taxes, special assessments and hazard, flood and earthquake insurance premiums above the amounts held in escrow for such purposes; (c) costs, expenses and fees occasioned by Mortgagor bankruptcy, Foreclosure or deed in lieu of foreclosure; (d) costs, expenses and fees of preservation and protection of any Mortgaged Property incurred to maintain insurance or guarantees; (e) costs, expenses and fees of conveying any Mortgaged Property to the Investor or Insurer; (f) costs, expenses and fees to inspect, protect, secure or repair any Mortgaged Property; (g) any advances related to the Servicemembers Civil Relief Act, or its predecessor, the Servicemembers Civil Relief Act; and (h) compensating interest.

Agreement shall mean this Interim Servicing Agreement and any Exhibits and Schedules hereto, all of which are incorporated herein by this reference, as the same may from time to time be amended or supplemented by one or more instruments executed by all parties hereto.

EDP shall mean the electronic data processing servicing bureau or system used by Interim Servicer.

Float Benefit shall mean the net economic benefit resulting from the Custodial Account and Related Escrow Account deposits held for the account of Interim Servicer with respect to the Servicing Rights. The Float Benefit is based on Interim Servicer’s selection of the investment facility or interest rate swap or other arrangement offered from time to time by the financial institution holding the Custodial Account and Related Escrow Account deposits.

Interim Servicer Indemnified Parties shall have the meaning given in Section 5.1(a).

Investor Cutoff shall mean the last Business Day of the monthly accounting cycle based on the Investor and/or Agency.

P&I shall mean principal and interest.

PMI Policy shall mean a policy of primary mortgage guaranty insurance issued by an insurance company duly authorized and licensed in accordance with applicable law and approved by the applicable Investor.

Purchase Agreement shall mean that certain Servicing Rights Purchase and Sale Agreement between Servicer, as “Purchaser,” and Interim Servicer, as “Seller,” dated as of March 31, 2005.

Recoverable Advances shall mean those Advances that Servicer or Interim Servicer reasonably expects to recover from Mortgagors, Investors, Insurers or otherwise.

Related Escrow Account shall mean the Escrow Account related to a specified Mortgage Loan or Mortgage Loans.

Servicer Indemnified Parties shall have the meaning given in Section 5.1(b).

Sub-servicing Fee shall have the meaning given in Section 3.1.

Unrecoverable Advances shall mean those Advances that Interim Servicer does not reasonably expect to recover (or Servicer to recover) from Mortgagors, Investors, Insurers or otherwise, including but not limited to foreclosure and real estate owned related fees and expenses that exceed Investor guidelines for reimbursement, Advances pursuant to the Servicemembers Civil Relief Act.

ARTICLE II

INTERIM SERVICING

Section 2.1 Appointment of Interim Servicer.

Servicer hereby appoints Interim Servicer, and Interim Servicer hereby accepts such appointment, to service and administer the Mortgage Loans for Servicer on an interim basis, in accordance with the terms of this Agreement. In performing its duties hereunder, Interim Servicer shall, without limitation:

(a) use reasonable, good faith efforts to collect, process and account for Mortgage Loan Payments on Mortgage Loans, including past due payments;

(b) avoid the imposition of any lien upon or lapse of insurance coverage on any Mortgaged Property due to the nonpayment by the Mortgagor of any tax assessment, premium, or charge, by any means consistent with Applicable Requirements including the payment of any such tax assessment, premium, or charge (which amounts shall be reimbursable from collections on the related Mortgage Loans);

(c) remit to the Custodial Accounts and Related Escrow Accounts, as applicable, on a daily basis Mortgage Loan Payments actually collected by Interim Servicer;

(d) make all required remittances on a timely basis to Investors in accordance with Applicable Requirements, and to the Servicer in accordance with the Agreement and Servicing Transfer Instructions;

(e) disburse from the applicable Related Escrow Accounts or make Advances, as required or permitted by Applicable Requirements, to pay on a timely basis all real estate taxes, hazard, flood and earthquake insurance premiums, PMI Policy premiums and other escrow account disbursements with respect to each Mortgage Loan;

(f) cause to be maintained (i) any PMI Policy required under Applicable Requirements with respect to each Mortgage Loan, and (ii) any hazard insurance policy, flood insurance policy and earthquake insurance policy required under Applicable Requirements with respect to each Mortgaged Property and Mortgaged Property taken in foreclosure, in an amount required by Applicable Requirements;

(g) enforce any due on sale clause contained in the related Mortgage Note or Mortgage Instrument with the consent of the related PMI Policy provider and Investor, if applicable; and, in any case to the extent required by law or by the related Mortgage Note or Mortgage Instrument, enter into assumption agreements with the Person to whom any Mortgaged Property has been or is about to be conveyed, or release the original Mortgagor from liability under the Mortgage Loan and substitute the new Mortgagor as obligor thereon in accordance with the terms of the related Mortgage Note or Mortgage Instrument;

(h) foreclose upon or otherwise comparably convert the ownership of the Mortgaged Property securing any Mortgage Loan that goes into and continues in default and as to which no satisfactory arrangements can be made for collection of delinquent payments;

(i) handle and settle losses resulting from damage to any Mortgaged Property from fire, flood or other casualty and make arrangements for the restoration or rehabilitation of any such Mortgaged Property with the applicable insurance proceeds;

(j) prepare, execute and deliver any and all instruments of satisfaction, cancellation, partial or full release, or discharge and all other comparable instruments as required by Applicable Requirements with respect to any Mortgage Loan and/or Mortgaged Property;

(k) prepare and submit claims for insurance benefits payable by any Insurer with respect to any Mortgage Loan;

(l) make any required interest rate and payment adjustments in accordance with Applicable Requirements;

(m) pay, or cause to be paid, to Mortgagors any interest required to be paid under Applicable Requirements on their respective Related Escrow Accounts;

(n) submit all required reports to the Investors in accordance with Applicable Requirements, and provide such reports to Servicer simultaneously, including, as applicable:

(i) Principal and interest bank account reconciliations, including test of expected principal and interest, and all supporting documentation;

(ii) An electronic trial balance to support prepaid and delinquent loans for each test of expected principal and interest;

(iii) Tax and insurance bank account reconciliation, including supporting documentation

(iv) List of all Fannie Mae, GNMA and private pool to security differences, with supporting documentation for those differences greater than $1,000.00;

(v) List of Fannie Mae pool deficiencies, with supporting documentation for those deficiencies greater than $1,000.00;

(vi) List of all Fannie Mae pool errors;

(vii) List of all loan level rejects and other exception reports provided by investor;

(viii) Fannie Mae Portfolio reconciliation, including supporting Laser and system reports 45 days after Servicing Cutoff ;

(ix) Fannie Mae Interest rate / pass through rate reconciliation 45 days after Servicing Cutoff Date; and

(x) Fannie Mae Shortage / surplus reconciliation, including Laser and system reports as of 45 days after Servicing Cutoff

(xi) GNMA monthly loan level exception summary report

(xii) Freddie Mac Detailed Adjustment Report (DAR)

(xiii) Freddie Mac Loan Level Reconciliation Detail Report (LRDR)

(xiv) Freddie Mac Monthly Accounting Statement (MAS)

(xv) Freddie Mac Tier Rating for investor and default

(xvi) Interim Servicer shall advise Servicer, by the tenth (10th) Business Day of each month, of the dollar amount and number of the Mortgage Loans that are (i) 30 days, 60 days, 90 days, and over 90 days past due; (ii) in foreclosure; (iii) in litigation; and (iv) in bankruptcy as of the end of immediately preceding month. Loan level detail and collectors’ collection comments for loans more than 30 days delinquent will be provided upon Servicer’s reasonable request. In addition, Interim Servicer shall prepare such additional reports reasonably requested by Servicer that do not result in substantial additional costs to Interim Servicer.

(o) following each Investor Cutoff, including, without limitation, the month in which each Transfer Date occurs, promptly submit to Servicer those standard reports as typically are available under the Interim Servicer’s EDP system, including, but not limited to, a master file tape;

(p) not, without Servicer’s prior written consent, waive, modify or vary the terms of a Mortgage Loan except as permitted by Applicable Requirements; and

(q) perform such other duties and provide such other reports as typically are performed and provided pursuant to Applicable Requirements with respect to the servicing of residential mortgage loans with characteristics similar to those of the Mortgage Loans or as reasonably may be requested by an Investor or Servicer.

Section 2.2 Standard of Care.

Interim Servicer shall at all times service the Mortgage Loans in all material respects in accordance with Applicable Requirements.

Section 2.3 Losses and Expenses.

(a) Subject to Section 2.3(b), Servicer shall remain responsible for all losses and costs directly associated with the servicing of the Mortgage Loans (including, without limitation, net losses in connection with foreclosure actions and ownership of Mortgaged Property after foreclosure, pool insurance premiums, special hazard insurance premiums, trustees fees, custodial fees, and Sevicemembers Civil Relief Act losses, but excluding compensating interest shortfalls due to the timing of prepayments pursuant to the terms of the applicable Servicing Agreements, for which Interim Servicer shall be responsible), except for (i) all or any portion of such losses and costs resulting from the failure of Interim Servicer to comply with Applicable Requirements or otherwise perform or observe its obligations under this Agreement, for which losses and costs Interim Servicer shall remain responsible; and (ii) any fact or circumstance in respect of which Servicer is entitled to indemnification by Interim Servicer under this Agreement or under the Purchase Agreement.

(b) Interim Servicer shall be responsible for the direct and indirect general and administrative costs and expenses associated with the servicing of the Mortgage Loans, including, without limitation, Interim Servicer’s personnel, facilities, supplies, postage and EDP system expenses, regardless of whether Interim Servicer elects to contract with third party vendors to perform all or any portion of such general and administrative functions.

Section 2.4 Advances.

Servicer shall bear the economic risk of all Advances including, but not limited to, Unrecoverable Advances, to the extent made in accordance with Applicable Requirements, and Recoverable Advances, but excluding compensating interest.

Section 2.5 Insurance

Interim Servicer shall, at its own expense, maintain at all times during the term of this Agreement, (a) a policy or policies of insurance covering errors and omissions in the performance of its obligations hereunder; and (b) a fidelity bond in respect of its officers, employees and agents. Such insurance policy or policies and fidelity bond shall comply with Applicable Requirements including, without limitation, the applicable Investors’ requirements. Interim Servicer shall provide Servicer with a copy of such insurance policy or policies and fidelity bond upon Servicer’s reasonable request.

ARTICLE III

COMPENSATION; AMOUNTS DUE SERVICER

Section 3.1 Sub-servicing Fee.

In consideration for Interim Servicer’s performance of servicing obligations pursuant to this Agreement and subject to the terms and conditions of this Agreement, Servicer shall pay to Interim Servicer, monthly during the term of this Agreement, an amount (the “Sub-servicing Fee”) equal to five dollars ($5.00) for each Mortgage Loan serviced, regardless of whether such Mortgage Loans are current or delinquent. The Sub-servicing Fee shall be fully earned on the first day of each month and shall not be prorated. The Sub-servicing Fee shall be payable to Interim Servicer in accordance with Section 3.3.

Section 3.2 Other Payments to Interim Servicer.

In addition to the Sub-servicing Fee, Interim Servicer shall be entitled to receive or retain, as applicable the Float Benefit. The foregoing amount shall be calculated by Interim Servicer and payable to Interim Servicer in accordance with Section 3.3.

Section 3.3 Amount Due Servicer.

By the third (3rd) day following the applicable Investor Cutoff, Interim Servicer shall remit to Servicer, through a wire transfer of immediately available funds, all amounts payable to Servicer pursuant to the Servicing Agreements in excess of the amounts due to Interim Servicer in accordance herewith; provided, however, in the event that the net amount due Servicer is less than zero, such negative amount shall be paid to Interim Servicer by Servicer on or before the tenth day following the applicable Investor Cutoff.

ARTICLE IV

BOOKS AND RECORDS

Section 4.1 Audit and Access to Information.

During the term of this Agreement, Interim Servicer shall give Servicer and its authorized representatives reasonable access to all books, records, personnel and servicing operations of Interim Servicer relative to the Mortgage Loans upon reasonable advance notice, and permit Servicer to make such inspections thereof as Servicer may reasonably request during normal business hours; provided, however, that such investigation or inspection shall be conducted in such a manner as not to interfere unreasonably with Interim Servicer’s business.

Section 4.2 Maintenance of Books and Records.

Interim Servicer shall keep complete records pertaining to (a) each Mortgage Loan and the collections made thereon; (b) each check paid as distribution of P&I collected; (c) funds invested, maintained and loaned for or to Servicer; and (d) all other activities pertaining to the Servicing Rights. During the term of this Agreement, Interim Servicer shall retain the Mortgage Files, except as otherwise provided in the Purchase Agreement.

Section 4.3 Books and Records.

Subject to Applicable Requirements, all books, records, documents, files, and other information and data in Interim Servicer’s possession pertaining to the Mortgage Loans, including all documents, records and reports relating to any Pool in which the Mortgage Loans are contained, are and shall at all times remain the property of Servicer.

Section 4.4 Confidentiality.

Each party shall hold confidential all information obtained pursuant hereto with respect to the other party that is not otherwise public knowledge, and all documents (including copies thereof) obtained hereunder by any party from the other party shall be returned to such party (unless readily available from public information sources). The preceding sentence shall survive any termination of this Agreement.

ARTICLE V

INDEMNIFICATION

Section 5.1 Indemnification

(a) Indemnification by Servicer. Servicer shall indemnify and hold Interim Servicer, its shareholders and Affiliates, and their respective officers, directors, employees and agents (the “Interim Servicer Indemnified Parties”) harmless from, and shall reimburse the Interim Servicer Indemnified Parties for, all Losses incurred by any of them, to the extent that such Losses result from, are caused by or arise out of the non-fulfillment or non-performance of any term, covenant, condition, agreement or obligation of Servicer contained in this Agreement. Notwithstanding any provision to the contrary in this Section 5.1(a), Servicer shall have no obligation to indemnify or hold the Interim Servicer Indemnified Parties harmless from and against that portion of any claim for indemnification that arises from any fact or circumstance for which Servicer is entitled to indemnification by Interim Servicer pursuant to Section 5.1(b) or under the Purchase Agreement.

(b) Indemnification by Interim Servicer. Interim Servicer shall indemnify and hold Servicer, its shareholders and Affiliates, and their respective officers, directors, employees and agents (the “Servicer Indemnified Parties”) harmless from, and shall reimburse the Servicer Indemnified Parties for, all Losses incurred by any of them to the extent that such Losses result from, are caused by or arise out of the non-fulfillment or non-performance of any term, covenant, condition, agreement or obligation of Interim Servicer contained in this Agreement. Notwithstanding any provision to the contrary in this Section 5.1(b), Interim Servicer shall have no obligation to indemnify or hold the Servicer Indemnified Parties harmless from and against that portion of any claim for indemnification that arises from any fact or circumstance for which Interim Servicer is entitled to indemnification by Servicer pursuant to Section 5.1(a) or under the Purchase Agreement.

(c) Survival. The indemnification rights set forth herein shall survive the execution and termination of this Agreement for a period of five (5) years following the date hereof.

ARTICLE VI

TERM

Section 6.1 Term.

(a) This Agreement shall continue in full force and effect with respect to any Servicing Rights until the applicable Transfer Date.

(b) The termination of this Agreement shall not release any party from liability for its own misrepresentation or for any breach by it prior to such termination of any covenant or agreement contained herein.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 No Broker’s Fees.

Each of the parties hereto represents and warrants that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on each with the other without intervention of any Person other than such parties’ respective employees, agents, and consultants, and each party agrees to indemnify the other and hold it harmless against and in respect of any claims against it for brokerage or other commissions relative to this Agreement by the indemnifying party’s employees, agents or consultants.

Section 7.2 Further Acts.

The parties agree that each shall, at its own expense (unless otherwise herein provided), at any time and from time to time after the date hereof, upon the other’s request, do, execute, acknowledge and deliver all such further acts, assignments, transfers, conveyances and assurances as may be required or reasonably advisable for the transactions provided for or contemplated by this Agreement.

Section 7.3 Assignability.

Neither Servicer nor Interim Servicer may resign, assign or pledge its rights or delegate its duties under this Agreement without the other party’s prior written consent.

Section 7.4 Notices.

All notices, requests, demands and other communications that are required or permitted to be given under this Agreement shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail, return receipt requested, or sent by commercial overnight courier to the other party at the following address:

If to Servicer to:

Wells Fargo Home Mortgage

1 Home Campus

Des Moines, IA 50328-0001

Attention: John B. Brown, MAC X2401-042

Fax: 515/213-7121

If to Interim Servicer to:

Commercial Federal Bank

13220 California St.

Omaha, NE 68154@

Attention: Caren Cantrell

Fax: (402) 918-6601

With a copy to:

Commercial Federal Bank

13220 California St.

Omaha, NE 68154

Attention: Quinn Osborne

Fax: (402) 918-6504

or to such other address as Servicer or Interim Servicer shall have specified in writing to the other. All such notices or other communications shall be deemed to have been received (i) on the date of personal delivery or facsimile transmission (with telephone confirmation); (ii) on the third Business Day after being mailed by registered or certified mail; and (iii) on the next Business Day after being sent via commercial overnight courier.

Section 7.5 Entire Agreement.

This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof. No amendments, modifications or supplements of this Agreement shall be binding unless executed in writing by the parties hereto.

Section 7.6 Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 7.7 Applicable Law.

This Agreement shall be construed in accordance with the laws of the State of New York.

Section 7.8 Counterparts.

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same Agreement.

Section 7.9 Waivers.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

Section 7.10 No Third Party Beneficiaries.

Except as expressly provided herein, nothing in this Agreement is intended to confer any right, remedy, obligation or liability upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 7.11 Relationship of Parties.

Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties. The duties and responsibilities of Interim Servicer shall be rendered by Interim Servicer as an independent contractor and not an agent of Servicer. Interim Servicer shall have full control of all of its acts, doings, proceedings, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.

Section 7.12 Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) All Section, Article, Exhibit and Schedule references used herein refer to Sections, Articles, Schedules and Exhibits of this Agreement. The Schedules and Exhibits are part of this Agreement. All Section, Article, Exhibit and Schedule headings used herein are for reference purposes only and shall not be deemed to have any substantive effect.

(b) Singular terms shall include the plural, and plural terms shall include the singular.

(c) Accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with generally accepted accounting principles.

(d) The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions.

Section 7.13 Survival.

Except as otherwise provided herein, all representations, warranties, covenants, indemnities and other agreements of the parties set forth herein or in any Exhibit, Schedule, Certificate or other document delivered pursuant hereto shall survive the execution and termination of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Interim Servicing Agreement to be duly executed by a duly authorized representative, all as of the date first written above.

“SERVICER”

WELLS FARGO BANK, N.A.

By:	/s/ ALAN W. JONES
Name:	Alan W. Jones
Title:	Senior vice President

“INTERIM SERVICER”

COMMERCIAL FEDERAL BANK

By:	/s/ David S. Fisher
Name:	David S. Fisher
Title:	Executive Vice President